                           U.S.B. HOLDING CO., INC.
                             100 Dutch Hill Road
                          Orangeburg, New York 10962

                                  -----------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  -----------
                                 May 17, 1995

To the Shareholders of U.S.B. Holding Co., Inc.:

   At the direction of the Board of Directors (the "Board") of U.S.B. Holding Co., Inc., a Delaware corporation (the "Company"), NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Company will be held at the Comfort Inn, 425 East Route 59, Nanuet, New York, on Wednesday, May 17, 1995 at 10:00 a.m. (local time), for the purpose of considering and voting upon the following matters:

       1. Election of two directors, constituting Class I members of the Board, to a three-year term of office.

       2. An amendment to the Director Stock Option Plan (covering non-employee directors) to increase the annual option grant amount per director.

       3. Any other business which may be properly brought before the meeting or any adjournment thereof.

                             By order of the Board of Directors




                             /s/ Michael H. Fury
                             -----------------------------------
                             Michael H. Fury, Secretary

April 24, 1995

   YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                           U.S.B. HOLDING CO., INC.
                             100 Dutch Hill Road
                          Orangeburg, New York 10962

                                  -----------

                               PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS

                                 May 17, 1995

   This Proxy Statement and the accompanying form of proxy are being sent to the shareholders of U.S.B. Holding Co., Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at 10:00 a.m. (local time) on Wednesday, May 17, 1995, at the Comfort Inn, 425 East Route 59, Nanuet, New York, and at any adjournments thereof. The Notice of Meeting, this Proxy Statement and the accompanying form of proxy are being mailed to the shareholders on or about April 24, 1995. The Annual Report of the Company for the year 1994 has been furnished to shareholders prior to or with this Proxy Statement.

   At the Meeting, two directors, constituting Class I members of the Board, will be elected to the Board of Directors to serve for a three-year term (until the 1998 Annual Meeting of Shareholders), with each director to hold office until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

   In addition to the election of directors, shareholders will be asked at the Meeting to approve an amendment to the existing Director Stock Option Plan for non-employee directors.

                          VOTING RIGHTS AND PROXIES

   The Board of Directors of the Company has fixed the close of business on April 7, 1995, as the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were outstanding and entitled to vote 2,467,963 shares of common stock, $5 par value per share ("Common Stock"), which is the Company's only authorized and outstanding class of stock entitled to vote at the Meeting.

   A majority of the outstanding shares of Common Stock is required to be represented at the Meeting, in person or by proxy, to constitute a quorum. Each outstanding share of Common Stock is entitled to one vote. There will be no cumulative voting of shares for any matter voted upon at the Meeting. Directors are elected by a plurality of the votes cast. Abstentions and broker nonvotes will be disregarded and have no effect on the outcome of the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting will be required to approve the amendment to the Director Stock Option Plan. In determining whether this proposal has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as votes against the proposal.

   If the enclosed form of proxy is properly executed and returned to the Company prior to or at the Meeting and is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a shareholder, will be voted in accordance with such instructions.

   Any shareholder executing a proxy which is solicited hereby has the power to revoke it prior to exercise of the authority conferred thereby. Revocation may be made effective by attending the Meeting and voting the shares of stock in person or by delivering to the Secretary of the Company at the principal offices of the Company prior to exercise of the Proxy a written notice of revocation or a later-dated, properly executed proxy.

   The solicitation of proxies will be by mail, but proxies also may be solicited by telephone, telegram or in person by directors, officers and other employees of the Company or of Union State Bank (the "Bank"), the Company's principal subsidiary. The Company will bear all costs of soliciting proxies. Should the Company, in order to solicit proxies, request the assistance of other financial institutions, brokerage houses or other custodians, nominees or fiduciaries, the Company will reimburse such persons for their reasonable expense in forwarding proxy materials to shareholders and obtaining their proxies.

   Under the laws of the State of Delaware, the state of incorporation of the Company, a shareholder dissenting with respect to any of the matters proposed to be acted upon, whether dissenting in writing, by failing to vote or by voting against the proposals, or otherwise dissenting, is not entitled to have his shares appraised and paid for by the Company.

                        ITEM 1: ELECTION OF DIRECTORS

   Two directors, Mr. Herbert Peckman and Mr. Howard V. Ruderman, constituting Class I members of the Board of Directors, are proposed to be elected to serve for a three-year term (until the 1998 Annual Meeting of Shareholders), with each to hold office until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal.

   The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, as nearly equal in number as possible, with terms expiring in successive years. There are currently three Class I directors with terms expiring at this meeting, two Class II directors with terms expiring in 1996 and two Class III directors with terms expiring in 1997, making a total of seven directors.*

   All proxies which are timely received in proper form will be voted FOR the Board's nominees for director, unless contrary instructions are given. All nominees are presently directors of the Company. If any nominee is unable to serve, the Board of Directors may designate a substitute nominee, in which event the votes which would have been cast for the nominee not serving will be cast for the substitute nominee.

   The following information is furnished with respect to each of the Board's nominees for Class I director and the Class II and Class III directors continuing in office.


- -------
* Mr. James B. White, a Class I director whose term expires at the time of the Meeting, has not been nominated by the Board of Directors to stand for re-election as a director. Upon the expiration of Mr. White's term, there will be a total of six directors. Mr. White ceased to be employed as an officer of the Company and the Bank as of February 24, 1995.

                            NOMINEES FOR DIRECTOR

                                   CLASS I
                           (TERMS EXPIRING IN 1998)

           Name, Age, Other Positions with the Company               Served as a
  or the Bank and Principal Occupation for the Past Five Years     Director Since
- ----------------------------------------------------------------   --------------
Herbert Peckman, 83                                                     1982
Proprietor, Peckman's Liquor Store, Pearl River, NY

Howard V. Ruderman, 66                                                  1982
President, Mohegan Electric Supply Co., Mohegan Lake, NY

                        DIRECTORS CONTINUING IN OFFICE

                                   CLASS II
                           (TERMS EXPIRING IN 1996)

             Name, Age, Other Positions with the Company                Served as a
    or the Bank and Principal Occupation for the Past Five Years       Director Since
- -------------------------------------------------------------------   --------------
Fred F. Graziano, M.D., 74                                                  1982
Licensed physician in State of New York; offices in Nanuet, NY;
Treasurer of the Bank

Kenneth J. Torsoe, 59                                                       1982
President, Torsoe Brothers Construction Corp., Suffern, NY; partner,
Normandy Village Company; owner, Normandy Village Apts., Nanuet, NY

                                  CLASS III
                           (TERMS EXPIRING IN 1997)

                    Name, Age, Other Positions with the Company                       Served as a
           or the Bank and Principal Occupation for the Past Five Years              Director Since
- ---------------------------------------------------------------------------------   --------------
Michael H. Fury, 67                                                                       1982
Attorney, partner in law firm of Fury & Kennedy, Pearl River, NY;
Secretary and General Counsel of the Company and the Bank

Thomas E. Hales, 58                                                                       1982
Chairman of the Board and Chief Executive Officer of the Company (from 1982);
Chairman of the Board of the Bank (from 1981); Chief Executive Officer of the Bank
(from 1983); President of the Company and the Bank (from 1984)

EXECUTIVE OFFICERS

   In addition to Mr. Hales, the executive officers of the Company are Robert
F. Picarelli, 59, Executive Vice President of the Company since 1987, Steven
T. Sabatini, 43, Executive Vice President and Chief Financial Officer of the Company since March 22, 1995 (acting Chief Financial Officer from February 27, 1995 until March 22, 1995), and Raymond J. Crotty, 47, Executive Vice President of the Bank since 1992. Messrs. Picarelli, Sabatini and Crotty do not hold their offices for any specific term. James B. White ceased to be employed as Executive Vice President and Chief Financial Officer of the Company and the Bank as of February 24, 1995.

BOARD COMMITTEES AND MEETINGS

   The Board of Directors of the Company met 12 times during 1994. Each incumbent director attended at least 75% of the Board meetings held during the year. The only standing committee of the Board is the Stock Option Committee, comprised of Messrs. Ruderman (Chairman), Fury and Peckman. The Board of Directors of the Company does not have a standing executive, audit, nominating or compensation committee or committees performing similar functions.

   Each of the directors of the Company (other than James B. White) is also a director of the Bank, which is the Company's principal subsidiary. The Bank's Board of Directors met 12 times last year and each director attended at least 75% of its meetings. Among its standing committees, the Board of Directors of the Bank has an Executive Committee, an Examining Committee, a Compensation Committee and an Asset/Liability Committee.

   The Executive Committee of the Bank's Board of Directors supervises the day-to-day business of the Bank, but does not have authority to act on matters which are not within the ordinary course of business. The committee's present voting members are Messrs. Torsoe (Chairman), Graziano, Fury, Ruderman, Peckman and Hales.

   The Examining Committee of the Bank's Board of Directors serves many of the purposes which would be served by an audit committee. It reviews the Bank's internal auditing and control procedures and reviews and makes recommendations concerning internal accounting controls. Its present members are Messrs. Ruderman (Chairman), Peckman and Torsoe.

   The Compensation Committee of the Bank's Board of Directors establishes and reviews the policies and standards for hiring employees and makes recommendations to the Bank's Board concerning hiring, promotions and salary adjustments. Its present members are Messrs. Ruderman (Chairman), Fury and Peckman.

   The Asset/Liability Committee of the Bank's Board of Directors establishes and reviews the Bank's policies and standards for investments and makes recommendations to the Bank's management on investment matters. Its present members are Messrs. Torsoe (Chairman), Fury and Graziano.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

   Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the Rules issued thereunder, the Company's directors and executive officers are required to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of Common Stock. Copies of such forms are required to be filed with the Company. The Company believes that certain directors and executive officers have engaged in Common Stock transactions which are required to be reported to the SEC and have not yet been reported.

COMPENSATION OF DIRECTORS

   Each director of the Company during 1994 received $1,016 for each meeting of the Company's Board of Directors from January through November 1994 and $1,100 per meeting beginning in December 1994. In addition, each director of the Bank received $1,700 for each meeting of the Bank's Board of Directors from January through November 1994, and $1,900 per meeting beginning in December 1994. No compensation is paid to directors for serving on or attending meetings of the committees of the Company's or Bank's Board of Directors.

DIRECTOR STOCK OPTION PLAN

   Under the Company's Director Stock Option Plan, each non-employee director automatically receives annually, effective as of the close of each annual meeting of shareholders of the Company, a non-qualified option to purchase a fixed number of shares of Common Stock at an exercise price equal to the market value of such shares on the date of the grant. Subject to shareholder approval at the 1995 Annual Meeting of an amendment to the plan adopted by the Board in 1994, each eligible director currently receives an option covering 3,500 shares of Common Stock annually. (See ITEM 2: AMENDMENT TO THE DIRECTOR STOCK OPTION PLAN.) The options may not be exercised prior to the first anniversary of the date of grant and expire ten years after the date of grant. At December 31, 1994, options had been granted under the plan for 57,940 shares, of which options for 18,900 shares had been exercised and options for 39,040 shares (of which 27,490 were immediately exercisable) were outstanding.

                      OWNERSHIP OF SHARES BY MANAGEMENT

   The following table sets forth certain information as of April 7, 1995 regarding the amount of Common Stock beneficially owned by the Company's directors and director nominees, the executive officers listed below under EXECUTIVE COMPENSATION and all directors and executives as a group:

                                                     Number of Shares
                                                       and Nature of        Percent
                Beneficial Owner                   Beneficial Ownership*    of Class
- -----------------------------------------------   ---------------------   ----------
Raymond J. Crotty                                            601 (a)          0.02
Michael H. Fury                                           40,987 (b)          1.66
Fred F. Graziano, M.D.                                    61,761 (c)          2.50
Thomas E. Hales                                          260,112 (d)         10.54
Herbert Peckman                                           40,886              1.66
Robert F. Picarelli                                        5,739 (e)          0.23
Howard V. Ruderman                                       126,058 (f)          5.11
Kenneth J. Torsoe                                        250,744 (g)         10.16
James B. White                                            18,583 (h)          0.75
All directors and executive officers as a group
  (10 individuals)                                       805,471 (i)         32.64

- ------
  * The table shows all shares as to which each named beneficial owner possessed sole or shared voting or investment power as of the specified date, including shares held by, in the name of, or in trust for the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership of such shares has been disclaimed by the named individual. Unless otherwise indicated, the named beneficial owner was the sole and exclusive owner of all listed shares as of the specified date. The table does not include that portion of the 245,145 shares owned by the Company's Employee Stock Ownership Plan (With 401(k) Provisions) (the "KSOP"), of which Mr. Peckman is trustee, nor that portion of the 3,003 shares owned by the Bank's Supplemental Employees' Investment Plan (the "SEIP") which may be allocated to any named beneficial owner.

(a) Includes 585 shares owned by Mr. Crotty jointly with his wife. Does not include 14,591 or 168 shares allocated to Mr. Crotty under the KSOP and SEIP, respectively.

(b) Includes 20,905 shares owned by Mr. Fury jointly with his wife and 1,188 shares which he holds as trustee for his children.

(c) Includes 43,840 shares held by Mr. Graziano's wife.

(d) Includes 91,976 shares owned by Mr. Hales jointly with his wife, 32,891 shares owned by his wife, 1,075 shares held by Mr. Hales as custodian for his grandchildren and 16,886 shares held by the Hales Family Foundation, Inc. Does not include 35,572 or 1,856 shares allocated to Mr. Hales under the KSOP and SEIP, respectively.

(e) Includes 4,843 shares owned by Mr. Picarelli jointly with his wife. Does not include 15,825 or 210 shares allocated to Mr. Picarelli under the KSOP and SEIP, respectively.

(f) Includes 605 shares held by Mr. Ruderman in trust for his brother.

(g) Includes 2,244 shares owned by Mr. Torsoe's son.

(h) Includes 868 shares which Mr. White holds in trust for his sons. Does not include 9,220 or 769 shares allocated to Mr. White under the KSOP and SEIP, respectively.

(i) If shares owned by Harold R. Torsoe were included, the total would be 999,531 shares (40.50%). Harold R. Torsoe is the brother of Kenneth J. Torsoe. However, Kenneth J. Torsoe disclaims beneficial ownership of the shares owned by his brother.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

   The following table sets forth cash and certain other compensation paid to or earned by the chief executive officer and the three other executive officers of the Company for the years indicated. The Bank, which is the principal subsidiary of the Company, has paid or accrued all of the cash compensation shown.

                          SUMMARY COMPENSATION TABLE

                                                                         Long Term
       Name and                          Annual Compensation            Compensation
      Principal                 -----------------------------------   --------------       All Other
     Position(s)         Year    Salary (1)    Bonus(2)    Other(3)      Options(4)     Compensation(5)
- --------------------   ------   ----------    ----------   --------   --------------   ---------------
Thomas E. Hales          1994     $320,000     $420,000       --           20,000           $47,500
 Chairman of the         1993     $290,000     $372,000       --           13,690           $32,497
 Board and Chief         1992     $287,200     $285,000       --           13,690           $32,364
 Executive Officer

James B. White           1994     $148,000     $175,000       --            7,500           $10,785
 Executive Vice          1993     $126,600     $155,000       --            4,565           $ 4,497
 President and Chief     1992     $125,200     $ 10,000       --            4,565           $ 4,364
 Financial Officer

Robert F. Picarelli      1994     $ 95,800     $ 70,000       --            7,500           $ 6,312
 Executive Vice          1993     $ 95,800     $ 62,000       --            4,565           $ 4,497
 President               1992     $ 96,812     $ 47,500       --            4,565           $ 4,364

Raymond J. Crotty        1994     $ 87,000     $ 70,000       --            7,500           $ 5,960
 Executive Vice          1993     $ 87,000     $ 62,000       --            4,565           $ 4,497
 President               1992     $ 77,437     $ 47,500       --            4,565           $ 4,245

- ------
(1) Includes director fees in the case of Messrs. Hales and White; also includes that portion of each named executive's salary deferred pursuant to the KSOP (but not amounts contributed for the named executives by the Company, which are included under "All Other Compensation").

(2) Reflects payments accrued for the indicated years under the Company's Executive Compensation Plan.

(3) The only type of Other Annual Compensation for each of the named executives consisted of personal use of business automobiles and was less than the level required for reporting.

(4) Number of shares covered by stock options granted.

(5) Reflects annual contributions made for the account of each named executive to the KSOP. Also reflects additional compensation each year for Mr. Hales and in 1994 for each named executive, representing certain lost benefits from the KSOP as a result of IRS regulations.

   The options referred to below were granted under the Company's 1984 and 1993 Incentive Stock Option Plans.

                            OPTION GRANTS IN 1994


                                    % of Total                             Potential Realizable Aggregate
                                     Options                                Value at Assumed Annual Rates
                                    Granted to                               of Stock Price Appreciation
                                    Employees      Exercise     Expira-      for Option Term (10 Years)*
                        Options     in Fiscal        Price        tion     ------------------------------
        Name            Granted        Year        ($/share)      Date           5%              10%
- -------------------   ---------   ------------    ----------   ---------   -------------   ---------------
Thomas E. Hales         20,000        41.24%        $25.30      7/27/99       $ 81,000        $234,800**
James B. White           7,500        15.46%        $23.00      7/27/04       $108,450        $274,950
Robert F. Picarelli      7,500        15.46%        $23.00      7/27/04       $108,450        $274,950
Raymond J. Crotty        7,500        15.46%        $23.00      7/27/04       $108,450        $274,950

- ------
 * The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the SEC and are not intended to forecast future price appreciation of Common Stock of the Company over the option term. The gains reflect a future value based upon growth at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

** Potential realizable aggregate value at assumed annual rates of stock price appreciation for option term which is five years. Exercise price of $25.30 is 110% of market value at date of grant.

            OPTION EXERCISES IN 1994 AND DECEMBER 31, 1994 VALUES

                                                                             Value*
                                                      Unexercised        of Unexercised
                                                       Options at         In-the-Money
                          Shares                        12/31/94      Options at 12/31/94
                         Acquired        Value       (Exercisable/       (Exercisable/
        Name            on Exercise     Realized     Unexercisable)      Unexercisable)
- -------------------   -------------   ----------    ---------------   -------------------
Thomas E. Hales            None           N/A        79,125/10,000      $943,211/$ --
James B. White             None           N/A         34,860/3,750      $447,117/$5,625
Robert F. Picarelli        None           N/A         34,360/3,750      $438,327/$5,625
Raymond J. Crotty          None           N/A         18,416/3,750      $204,791/$5,625

- ------
* Difference between the market value per share of the Company's Common Stock at December 31, 1994 ($24.50) and the option exercise price, multiplied by the number of shares covered by the options.

   Employment Agreement. The Company and the Bank are parties to an employment agreement with Mr. Hales for a term of five years expiring July 1, 1999 covering his services as Chairman of the Board of Directors of the Company and the Bank. The agreement provides for annual salary and other payments to Mr. Hales of $340,000, increasing by $30,000 annually during the term of the agreement, for annual stock option grants of 20,000 shares issued at fair value at the date of grant, and for other fringe benefits.

   Executive Compensation Plan. Under the Company's Executive Compensation Plan, key officers are entitled to bonuses at varying percentages of the Company's consolidated net income after taxes for the Company's fiscal year. The Compensation Committee of the Bank's Board of Directors determines the annual percentages for eligible key officers. The aggregate amount of such additional compensation may not exceed 15% of the consolidated net income after taxes for the Company's fiscal year.

   Other Benefit Plans. The Company has an Employee Stock Ownership Plan With 401(k) Provisions ("KSOP") for the purpose of providing additional compensation and retirement benefits to employees. The 401(k) portion of the KSOP is intended to qualify as a cash deferred compensation arrangement under
Section 401(k) of the Internal Revenue Code. All employees over 18 are eligible to participate after one year of service. Eligible employees may elect to defer a portion of their salary (not to exceed 15% on an annual basis) and contribute the same to the KSOP. The Company may elect to match 50% of the employee's deferred salary up to a maximum of 4% of the employee's annual salary. The Company may make additional contributions out of its current or cumulative earnings as determined annually by the Board of Directors. Participating employees may make additional voluntary contributions to the KSOP, not to exceed 10% of their salary, which are not matched by the Company. Participants may elect to invest their deferred salary contributions and additional voluntary contributions in a fund which purchases Common Stock or in an investment fund. Withdrawals may be made by participating employees in certain limited circumstances.

   The Employee Stock Ownership portion of the KSOP provides an opportunity for eligible employees to own Common Stock. Contributions to the KSOP made on behalf of eligible employees by the Company are not taxable until a distribution of benefits is actually received by the employee. The KSOP has a stock bonus section and is designed to qualify for special tax treatment under Section 4975(e)(7) of the Internal Revenue Code. The KSOP has a graduated vesting period which starts after the second year the employee becomes a participant. The amounts of Common Stock allocated under the KSOP for 1994 to Messrs. Hales, White and Picarelli as a result of Company contributions and forfeitures were 180 shares each and for Mr. Crotty, 179 shares, with each share of stock valued at $26.50.

   The KSOP is administered by the Board of Directors and by trustees which include Mr. Peckman.

   During 1994, the Bank adopted a Supplemental Employees' Investment Plan
(SEIP) for certain salaried employees. The SEIP was established solely for the purpose of providing, to certain management personnel who participate in the KSOP, benefits attributable to contribution allocations which would otherwise be made under the KSOP but for Internal Revenue limitations. Under the SEIP, salary reduction contributions may be made in excess of the limitations on annual additions, imposed by the Internal Revenue Code Section 415, and the Bank may elect to match fifty percent of the employee's contribution under the SEIP. The Bank's matching contribution in 1994 was $24,000.

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Bank's Compensation Committee on Executive Compensation and the Performance Graph shall not be incorporated by reference into any such filings.

                   REPORT OF BANK'S COMPENSATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

   The proxy statement rules of the Securities and Exchange Commission require a report from the Compensation Committee of the Board of Directors which discusses the compensation policies for Executive Officers and the Committee's rationale for compensation paid to the Chief Executive Officer. The Company's Board does not have a Compensation Committee. All of the compensation (other than stock options) paid to the Company's Executive Officers is paid to them by the Bank, and decisions concerning the Chief Executive Officer's compensation and guidelines for the compensation of the other Executive Officers are made by the Compensation Committee of the Bank's Board of Directors. Accordingly, the following report is submitted by the Bank's Compensation Committee.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

   The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that align compensation with the Company's annual and long-term performance goals, reward good performance at the corporate and bank levels, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. At the beginning of each year the Committee sets target levels of executive compensation that it believes are consistent with competitors in the banking industry. However, because a significant portion of an Executive Officer's compensation is performance related, actual compensation levels vary from year to year and in any particular year may be above or below those of the Company's competitors.

   The Compensation Committee also believes that stock ownership by management of the Company is beneficial in aligning the interests of management and the Company's shareholders. Accordingly, the Compensation Committee has relied upon stock-based compensation arrangements in compensating the Company's Executive Officers.

RELATIONSHIP OF COMPANY'S PERFORMANCE TO COMPENSATION

   Compensation paid to the Company's Executive Officers for 1994 consisted primarily of salary, annual bonus under the Company's Executive Compensation Plan and awards of stock options under the Company's 1984 and 1993 Incentive Stock Option Plans. While each Executive Officer's salary is determined on the basis of the individual's responsibilities and a comparison with salaries paid by competitors of the Company, the other primary components of executive compensation are directly related to Company and Bank performance. In light of the Compensation Committee's increasing emphasis on performance related compensation, the base salaries of the Executive Officers remained relatively at the same level in the years 1992-1994, except for Mr. Hales, whose salary increased upon renewal of his contract in 1994 and is subject to annual increases thereafter in accordance with the contract terms.

ANNUAL BONUS ARRANGEMENTS

   Corporate performance determines the aggregate amount of annual bonuses, if any, awarded to the Company's Executive Officers under the Executive Compensation Plan. In making annual bonus determinations, the Compensation Committee considers the financial performance of the Company in comparison to the Company's business plan for the year, with particular emphasis on net income, return on average common equity, return on average assets and expense to revenue ratios. The Compensation Committee also considers certain measures of asset quality, including net charge-offs and the level of nonperforming loans, and other specific items such as capital ratios that the Board of Directors may have identified as being priorities for that year.

   In 1994, the Committee took into account the fact that the Company achieved the highest net income and earnings per share levels in its history. Net income of $7.0 million and earnings per common and common equivalent share of $2.66 represented increases of 13% and 6%, respectively, over 1993. In addition, the Company's risk-based capital position was strengthened as Tier I and total capital ratios at year-end exceeded the well capitalized regulatory minimums. The price of the Company's Common Stock rose 29% during 1994, while the return on average assets was 1.23% and return on average common stockholders' equity was 20.58% for the year.

   Certain subjective factors, such as the achievement of qualitative goals relating to customers and employees and the historic level of bonus payments at competing organizations in light of their relative performance, are also considered. After the Committee's evaluation of overall corporate performance, the individual performance of each of the Executive Officers is evaluated in light of the factors described above that are relevant to the officer's responsibilities.

LONG-TERM INCENTIVE PLAN ARRANGEMENTS

   The long-term incentive component of Executive Officers' compensation for 1994 consists of awards of stock options under the Company's Incentive Stock Option Plans. The Plans are designed to link rewards for Executive Officers and other key personnel to increases in shareholder value, foster share ownership by the Company's executives and enable the Company to retain and attract key employees with superior management skills. Awards under the Plans each year take into account performance during the prior year as measured by the factors described above under the caption Annual Bonus Arrangements and the Company's progress toward meeting longer-term objectives, emphasizing profitability and capital strength. The options granted Mr. Hales in 1994, shown under the caption Stock Options Granted in the Summary Compensation Table, reflect his high level of individual performance and the Committee's view of the continuing importance of his role in determining the future success of the Company. The actual size of any stock option gains Mr. Hales and other executives will realize depends solely on the future performance of the Company's Common Stock.

   The Committee believes that those programs described above provide compensation that is competitive with the levels paid by other major corporations, effectively links executive and shareholder interests through equity based plans and is structured to provide incentives that are consistent with the long-term investment horizons which characterize the business in which the Company is engaged.

                                       COMPENSATION COMMITTEE

                                       Howard V. Ruderman, Chairman
                                       Michael H. Fury
                                       Herbert Peckman

                              PERFORMANCE GRAPH

   The following graph provides a comparison of the annual percentage changes in the cumulative total shareholder return on the Company's Common Stock with that of a Peer Group* and the American Stock Exchange Market value Index ("AMEX Index") for the five-year period ending December 31, 1994. The comparison assumes that $100 was invested on December 31, 1989 in the Common Stock of the Company and in each of the foregoing indices and assumes the reinvestment of all dividends.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                AMONG THE COMPANY, A PEER GROUP AND AMEX INDEX




    $300|------------------------------------------------------------------|
        |                                                                  |
        |                                                                  |
        |                                                                  |
    $250|------------------------------------------------------------------|
        |                                                                  |
        |                                                              #   |
        |                                                                  |
    $200|------------------------------------------------------------------|
        |                                                  #               |
        |                                                                  |
        |                                                                  |
    $150|------------------------------------------------------------------|
        |                                                              &   |
        |                                                  &*              |
        |                                     #                        *   |
    $100|----*&#--------#---------*-----------*----------------------------|
        |               *         #           &                            |
        |               &         &                                        |
        |                                                                  |
     $50|-----|---------|---------|-----------|------------|-----------|---|
            1989      1990      1991        1992         1993        1994


         *=AMEX Index         &=Peer Group          #=The Company

   The dollar amounts in the foregoing graph and in the table below are as of December 31 in each year indicated.

                   1989         1990         1991         1992         1993         1994
The Company       $100.00     $105.46       $ 95.13      $107.14      $191.69     $252.79
Peer Group*       $100.00     $ 69.83       $ 70.71      $ 97.06      $127.47     $135.68
AMEX Index        $100.00     $ 81.51       $104.51      $105.62      $126.23     $114.73


- ------
* The Peer Group is a market-capitalization-weighted stock index combining price information from 22 banking institutions comprising all such institutions in Connecticut, New Jersey, and New York with asset size of at least $250 million, but less than $1 billion, as of December 31, 1994, as reported in the SNL Quarterly Bank Digest of March 1995. The banking institutions included are: BNH Bancshares, Inc., Putnam Trust Co. of Greenwich, Lafayette American Bancorp and Westport Bancorp, Inc. (CT); Broad National BanCorporation, Ramapo Financial Corporation, United National Bancorp, B.M.J. Financial Corp., Interchange Financial Services Corp., and Hubco (NJ); Gateway Bancorp., Inc., FNB Rochester Corp., First of Long Island Corp., State Bancorp, Inc., Tompkins Country Trust Company, Sterling Bancorp, Suffolk Bancorp, Community Bank System, Inc., Arrow Financial Corporation, NBT Bancorp, Evergreen Bancorp, Inc., and New York Bancorp Inc. (NY).

                    PRINCIPAL SHAREHOLDERS OF THE COMPANY

   The following information is furnished with respect to each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of April 7, 1995:

                                Number of Shares
      Name and Address            and Nature of        Percent
    of Beneficial Owner       Beneficial Ownership*    of Class
- --------------------------   ---------------------   ----------
Thomas E. Hales                     260,112 (a)         10.54%
66 Brookwood Drive
Briarcliff Manor, NY 10510

Howard V. Ruderman                  126,058 (b)          5.11%
6 Aspen Court
Pomona, NY 10970

Harold R. Torsoe                    194,060 (c)          7.86%
4 Brigitte Court
Suffern, NY 10901

Kenneth J. Torsoe                   250,744 (d)         10.16%
70 West Gate Road
Suffern, NY 10901

U.S.B. Holding Co., Inc.            245,145              9.93%
  Employee Stock Ownership
  Plan (With 401(k) Provisions)
100 Dutch Hill Road
Orangeburg, NY 10962

- ------
  * The table shows all shares as to which each named beneficial owner possessed sole or shared voting or investment power as of the specified date, including shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership of such shares has been disclaimed by the named individual. Unless otherwise indicated, the named beneficial owner was the sole and exclusive owner of all listed shares as of the specified date.

(a) Includes 91,976 shares owned by Mr. Hales jointly with his wife, 32,891 shares owned by his wife, 1,075 shares held by Mr. Hales as custodian for his grandchildren, and 16,886 shares held by the Hales Family Foundation, Inc. Does not include 35,572 or 1,856 shares allocated to Mr. Hales under the KSOP and SEIP, respectively.

(b) Includes 605 shares held by Mr. Ruderman in trust for his brother.

(c) Includes 420 shares owned by Harold R. Torsoe's son.

(d) Includes 2,244 shares owned by Kenneth J. Torsoe's son.

            CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

   During 1994, some of the directors and executive officers of the Company (and members of their immediate families and corporations, organizations, trusts and estates with which these individuals are associated) were indebted to the Bank in amounts of $60,000 or more. However, all such loans, which did not exceed a total of $1,001,000 (or 2.4% of shareholders' equity at March 31, 1995) at any one time during 1994, were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons, and no such loan is classified at present as a nonaccrual, past due, restructured or potential problem loan.

   Outside of normal customer relationships, none of the directors, executive officers or 5% shareholders of the Company (or members of their immediate families) presently maintains, directly or indirectly, any significant business or personal relationship with the Company or the Bank, other than such as might arise by virtue of his position with, or ownership interest in, the Company, except Michael H. Fury, who is a director of the Company and the Bank and is a partner in the law firm of Fury & Kennedy, which was employed by the Company and the Bank during 1994 and received $29,250 from the Bank for services rendered and related out-of-pocket disbursements.

                    RELATIONSHIP WITH INDEPENDENT AUDITORS

   On recommendation of the Examining Committee of the Bank, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company and the Bank, for the year ending December 31, 1995. The appointment of Deloitte & Touche LLP continues a relationship that began in 1980. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

             ITEM 2: AMENDMENT TO THE DIRECTOR STOCK OPTION PLAN

   The Board of Directors has approved, and is recommending that the shareholders approve, an amendment to the Company's Director Stock Option Plan (the "Director Plan") increasing from 2,310 to 3,500 the number of shares covered by stock options which are granted automatically to non-employee members of the Board each year. The Board approved the amendment on October 19, 1994, effective immediately, subject to shareholder approval of the amendment at the 1995 Annual Meeting.

   The Director Plan, adopted in 1989, provides for options to purchase Common Stock to be issued once each year to non-employee members of the Company's Board of Directors. Under the Director Plan, each eligible director automatically receives annually, effective as of the close of each annual meeting of shareholders of the Company, a non-qualified option to purchase a fixed, uniform number of shares of Common Stock at an exercise price equal to the market value of such shares on the date of the grant. Options may not be exercised prior to the first anniversary of the date of grant and expire ten years after date of grant. The Director Plan is limited to 128,711 shares of Common Stock (subject to adjustment for stock splits and dividends) and has a term of ten years.

   As amended in 1993, the Director Plan provides for the annual grant to each eligible director of an option to purchase 2,310 shares of Common Stock (as adjusted for stock splits and dividends). The Company's management believes that it is desirable and in the interests of shareholders to increase the annual grant amount to 3,500 shares per director, so as to further the original purposes of the Director Plan, which are to encourage ownership in the Company by outside directors whose continued services are essential to the Company's success, and to provide them with an additional incentive to continue as directors.

   The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote will be required for approval of the proposed amendment to the Director Plan. The Board of Directors recommends that shareholders vote FOR the proposed amendment.

                                OTHER MATTERS

   The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

                            SHAREHOLDER PROPOSALS

   Shareholder proposals for inclusion in the proxy statement for the 1996 Annual Meeting of Shareholders must be received by the Company at its principal executive offices by December 15, 1995. Such shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company.

Date: April 24, 1995

                                 By order of the Board of Directors


                                 /s/ Michael H. Fury
                                 ----------------------------------
                                 Michael H. Fury, Secretary

PROXY

                            U.S.B. HOLDING CO., INC.
                              100 Dutch Hill Road
                           Orangeburg, New York 10962

                      1995 Annual Meeting of Shareholders

    This Proxy is Solicited by the Board of Directors of U.S.B. Holding Co., Inc., a Delaware corporation (the "Company"). The undersigned shareholder(s) of the Company hereby appoint(s) Raymond J. Crotty and Robert F. Picarelli, and each or either of them, with full power of substitution and revocation, and hereby authorize(s) them, and each or either of them, to represent and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the Comfort
Inn, 425 East Route 59, Nanuet New York, on Wednesday, May 17, 1995, at
10:00 a.m. (local time), and at any adjournment thereof, with all powers the undersigned would possess if personally present as follows:

1. Election of Class I Directors: Herbert Peckman, Howard V. Ruderman

   / / FOR the nominees listed        / / WITHHOLD AUTHORITY to vote for
       (except as marked to the           the nominees listed
       contrary below)


  INSTRUCTION: To withhold for one or more nominee(s), write the name(s) of the nominee(s) in the space below.

               ------------------------------------------------------------

2. Amendment to the Director Stock Option Plan (as described in the Proxy Statement)

           / / FOR      / / AGAINST      / / ABSTAIN

                       (Management recommends a vote FOR)

                   (Continued and to be signed on other side)

3. In their discretion upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR DIRECTOR AND FOR ITEM 2 ABOVE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS.

Date                     , 1995        Signature
    ---------------------                       ------------------------------

YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.
PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. ALL JOINT OWNERS MUST SIGN. PERSONS SIGNING AS EXECUTORS, ADMINISTRATORS, TRUSTEES OR CORPORATE
OFFICERS OR IN OTHER REPRESENTATIVE CAPACITIES SHOULD SO INDICATE.